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                                                                  EXHIBIT 2.2



                     AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT
                           AND AGREEMENT AND PLAN OF MERGER


         AMENDMENT NO. 1, dated as of June 30, 1997, by and among Leiner Health Products Group Inc., a Delaware corporation (the "COMPANY"), North Castle Partners I, L.L.C., a Delaware limited liability company ("PURCHASER"), and LHP Acquisition Corp., a Delaware corporation ("MERGER SUB").

                                       RECITALS

         WHEREAS, the parties hereto have previously entered into a Stock Purchase Agreement and Agreement and Plan of Merger, dated as of May 31, 1997 (the "MERGER AGREEMENT"), by and among the Company, Purchaser and Merger Sub; and

         WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth herein.

         NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereby agree as follows:

                                      AGREEMENT

         1. DEFINITIONS. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

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         2.   AMENDMENTS. (a) Notwithstanding anything in Article 5 of the
Merger Agreement to the contrary, upon the consummation of the Merger each Electing Non-U.S. Stockholder (as defined below) will be entitled to, and the Company will cause to be issued to each Electing Non-U.S. Stockholder, Surviving Corporation Non-Voting Common Stock in lieu of Surviving Corporation Voting Common Stock that would otherwise be issued to such stockholder as a result of the Merger. "Electing Non-U.S. Stockholder" means any non-United States stockholder that delivers a letter of instruction to the Company directing the Company to deliver Surviving Corporation Non-Voting Common Stock to such stockholder in lieu of the Surviving Corporation Voting Common Stock that would otherwise be delivered to such stockholder as a result of the Merger.

         (b) Notwithstanding anything in Article 5 of the Merger Agreement to the contrary, the parties acknowledge and agree that Purchaser may deliver a replacement SCHEDULE 5.1 to the Merger Agreement at any time that is one day or more prior to the Closing Date, which shall supersede SCHEDULE 5.1 attached thereto.

         3. FULL FORCE AND EFFECT. As amended hereby, the Merger Agreement remains in full force and effect.

         4. COUNTERPARTS. This Amendment No. 1 may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall be one and the same instrument.

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         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                        LEINER HEALTH PRODUCTS GROUP INC.



                        By:    /s/ William B. Towne
                             ------------------------------------------
                             Name:  William B. Towne
                             Title:  Executive Vice President - Finance


                        NORTH CASTLE PARTNERS I, L.L.C.

                        By:  Baird Investment Group, L.L.C.
                             Its Managing Member



                        By:    /s/ Charles F. Baird
                             -------------------------------------------
                             Name:  Charles F. Baird
                             Title:  Managing Member


                        LHP ACQUISITION CORP.



                        By:    /s/ Charles F. Baird
                             -------------------------------------------
                             Name:  Charles F. Baird
                             Title:  President


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